Exhibit 99.1

FULTON FINANCIAL
CORPORATION

2015 Dodd-Frank Act Stress Test (DFAST) Results
June 2015

(Stress Testing Results Covering the Time Period October 1, 2014 through December 31, 2016 for Fulton Financial Corporation under a Hypothetical Severely Adverse Economic Scenario)

FORWARD-LOOKING STATEMENTS

This Report contains forward-looking statements, including forecasts of our results of operations, financial condition and regulatory capital levels under hypothetical scenarios that are based on a set of assumed economic and financial conditions defined by our regulators. The forecasts are not intended to be our forecast of expected future economic or financial conditions or our forecast of the Corporation’s expected future results of operations, financial condition and regulatory capital levels, but rather reflect possible results under the defined hypothetical scenarios. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond our control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many factors could affect future financial results including, without limitation, those risks and other factors listed from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on such forward-looking statements.

INTRODUCTION
Fulton Financial Corporation (“Fulton”) today released the results of its annual company-run stress test conducted in accordance with regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve”) and under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“DFA”).

Fulton submitted its annual company-run stress test to the Federal Reserve on March 31, 2015. The stress test included capital and financial forecasts over a nine-quarter horizon under three hypothetical economic scenarios: Baseline, Adverse and Severely Adverse. These supervisory scenarios included 16 domestic macroeconomic variable and interest rate assumptions (“Stress Test Assumptions”) provided by the Federal Reserve in October 2014.

This disclosure includes Fulton’s stress test results under the Severely Adverse economic scenario. Unless otherwise noted, results span the nine‐quarter timeframe beginning October 1, 2014 and ending December 31, 2016. The information contained within this disclosure has been prepared in accordance with the Federal Reserve’s regulations.

Any differences in the presentation of information concerning Fulton contained herein relative to how it presents such information for other purposes is solely due to the DFA stress test requirements. The information presented herein does not, in any way, reflect changes to Fulton’s business plans or strategy. The forecasts contained herein represent hypothetical estimates that involve an economic outcome under a Severely Adverse scenario developed by the Federal Reserve and, accordingly, these estimates are not forecasts of expected losses, revenues, net income before taxes, or capital ratios.

The stress testing requirements are specified by the regulations, but the processes and modeling methodologies used in the stress test are specific to Fulton. Fulton’s results are not directly comparable to those disclosed by other bank holding companies since modeling techniques, processes and assumptions could differ significantly across companies.

Fulton’s DFA stress test results, given the hypothetical Severely Adverse economic scenario specified by the Federal Reserve, suggest Fulton would maintain sufficient capital to remain “Adequately Capitalized” throughout the nine-quarter forecasting horizon.

SUMMARY OF STRESS TEST RESULTS

Capital
The following table summarizes the forecasted capital ratios in the Severely Adverse scenario in comparison to September 30, 2014 and regulatory minimums:

	Regulatory Capital			Regulatory Assets		Capital Ratios
				Leverage		Leverage	Risk-Based Ratios
(dollars in millions)	CE Tier 1	Tier 1 RB	Total RB	Assets	RWA	Ratio	CE Tier 1	Tier 1	Total

Basel III Minimum Ratios:
Adequately Capitalized						4.00%	4.50%	6.00%	8.00%
With Capital Buffer (1)						N/A	7.00%	8.50%	10.50%

Estimates/Forecasts:
09/30/14 Estimate (2)	$ 1,570	$ 1,570	$ 1,949	$ 16,455	$ 13,673	9.54%	11.48%	11.48%	14.25%
12/31/16 Forecast (3)	1,096	1,096	1,532	17,176	13,486	6.38%	8.13%	8.13%	11.36%

12/31/16 Forecast vs:
09/30/14 Estimate	$ (474)	$ (474)	$ (417)	$ 721	$ (187)	(3.16%)	(3.35%)	(3.35%)	(2.89%)
Adequately Capitalized	489	287	453	N/A	N/A	2.38%	3.63%	2.13%	3.36%
With Capital Buffer (1)	152	(50)	116	N/A	N/A	N/A	1.13%	(0.37%)	0.86%

(1) Basel III adequately capitalized minimums, plus 250 basis point capital conservation buffer, which will be fully phased in by 2019.
The capital conservation buffer is not applicable to the Leverage Ratio.
(2) Estimated, as of 09/30/14, for comparability to 12/31/16 forecasts as Basel III capital standards were not applicable until 01/01/15.
(3) Capital ratios at 12/31/16 are also the lowest result for any quarter over the nine-quarter forecast period.
CE Tier 1 = "Common Equity Tier 1"; Tier 1 RB = "Tier 1 Risk-Based"; Total RB = "Total Risk-Based"; RWA = "Risk-Weighted Assets"

The following table presents the cumulative changes in regulatory capital, risk-weighted assets (“RWA”) and leverage assets from October 1, 2014 to December 31, 2016 in the Severely Adverse scenario:

	Regulatory Capital			Regulatory Assets		Capital Ratios
				Leverage		Leverage	Risk-Based Ratios
(dollars in millions)	CE Tier 1	Tier 1 RB	Total RB	Assets	RWA	Ratio	CE Tier 1	Tier 1	Total

As of September 30, 2014	$ 1,570	$ 1,570	$ 1,949	$ 16,455	$ 13,673	9.54%	11.48%	11.48%	14.25%

Net loss	(162)	(162)	(162)
Shareholder dividends	(144)	(144)	(144)
Stock repurchases	(100)	(100)	(100)
Subordinated debt phase out	0	0	(40)
Disallowed DTA	(83)	(83)	(83)
Subordinated debt issuance	0	0	100
Other	15	15	12
Balance sheet changes	0	0	0	721	(187)

As of December 31, 2016	$ 1,096	$ 1,096	$ 1,532	$ 17,176	$ 13,486	6.38%	8.13%	8.13%	11.36%

During the fourth quarter of 2014, Fulton issued $100 million of subordinated debt, which is included in Total Risk-Based capital, but not included in Common Equity Tier 1 (“CE Tier 1”) or Tier 1 Risk-Based capital. In addition, Fulton repurchased $100 million of common stock, which is a reduction to Total Risk-Based capital, CE Tier 1 and Tier 1 Risk-Based capital. However, consistent with stress test requirements, no additional capital actions are included in quarters two through nine of the forecast horizon, other than the payment of shareholder dividends.

Fulton’s regulatory capital ratios are forecasted to decrease from September 30, 2014 to December 31, 2016 mainly as a result of a net decline in capital levels, due to the following:

·	$162 million of net losses over the forecast horizon

·	$144 million of shareholder dividends

·	$100 million of common stock repurchases in the fourth quarter of 2014

·	$83 million of disallowed deferred tax assets (“DTA’s”)

For Total Risk-Based capital, these decreases in capital were partially offset by the issuance of $100 million of subordinated debt in the fourth quarter of 2014.

For the Risk-Based capital ratios, the impact of lower capital levels on the calculated capital ratios was partially offset by a decrease in RWA. However, leverage assets increased over the forecast horizon, resulting in additional decreases in the Leverage capital ratio.

Income Statement
Cumulative revenue, losses and net income from October 1, 2014 to December 31, 2016 in the Severely Adverse scenario are presented below:

		Millions of	% of Average
		Dollars	Assets (1)
Pre-provision net revenue (2)		$ 267.95	1.55%

Less:	Provision for loan and lease losses	(583.84)	(3.37%)
	Realized losses on AFS securities	(5.81)	(0.03%)
	All other gains (losses)	0	0
Net loss before income taxes		(321.70)	(1.86%)
Income tax benefit		(159.47)	(0.92%)
Net loss		$(162.23)	(0.94%)

1)	Average assets represent the nine-quarter average of total assets under the severely adverse scenario.

2)	Pre-provision net revenue (“PPNR”) includes losses from operational risk events, mortgage repurchase expenses and other real estate owned costs.

Loan Losses
Cumulative forecasted net charge-offs from October 1, 2014 to December 31, 2016 in the Severely Adverse scenario, by portfolio, are as follows:

	Millions of	Portfolio
	Dollars	Loss Rate (1)
Commercial real estate	$ 106.68	2.3%
Commercial and industrial	77.99	4.0%
Construction loans	68.72	9.7%
Closed-end first lien mortgage	49.92	2.7%
Junior lien mortgage and home equity LOC	40.58	2.4%
Consumer loans	11.19	4.2%
Other loans and leases	53.01	3.5%
Total loan and lease net charge-offs	$ 408.09	3.2%

1)	Calculated by dividing the nine-quarter cumulative net charge-offs by the average loan and lease balances for each portfolio over the same period.

DESCRIPTION OF THE SEVERELY ADVERSE ECONOMIC SCENARIO
The Severely Adverse economic scenario is characterized by a deep and prolonged recession in which the unemployment rate increases by 4.0% from its level in the third quarter of 2014, peaking at 10.0% in the middle of 2016. In terms of both the peak in unemployment rate and its total increase, this shock is of a similar magnitude to those experienced in severe U.S. economic contractions during the past half-century. By the end of 2015, the level of real Gross Domestic Product (“GDP”) is approximately 4.5% lower than its level in third quarter of 2014; it begins to recover thereafter. Despite this decline in real activity, higher oil prices cause the annualized rate of change in the Consumer Price Index (“CPI”) to reach 4.5% in the near term, before subsequently falling back.

Short-term interest rates remain near zero through 2017; long-term Treasury yields drop to 1.00% in the fourth quarter of 2014 and edge up slowly over the remainder of the scenario period. Driven by the assumed decline in corporate credit quality, spreads on investment-grade corporate bonds jump from approximately 170 basis points to 500 basis points at their peak. As a result, despite lower long-term Treasury yields, the yield on investment-grade corporate bonds rises from 4.2% in the third quarter of 2014 to a high of 6.3% in the third quarter of 2015, and then gradually falls to 5.5% in the fourth quarter of 2016. Mortgage rates also increase over the course of 2015, driven by some widening in spreads.

Asset prices contract sharply in the scenario. Equity prices fall by approximately 60% from the third quarter of 2014 through the fourth quarter of 2015, and equity market volatility increases sharply. House prices decline by approximately 25% during the scenario period relative to their level in the third quarter of 2014, while commercial real estate prices are more than 30% lower at their trough.

DESCRIPTION OF TYPES OF RISK INCLUDED IN THE STRESS TEST
From a financial institution’s perspective, risk is the potential that events, expected or unexpected, may have an adverse effect on earnings, capital, or franchise/enterprise value. Fulton has defined eight categories of risk. These categories are not mutually exclusive and any product or service may expose Fulton to multiple risks. Risks may also be interdependent; for example, an increase in one type of risk may cause an increase in others.

The presence of risk is not necessarily a reason for concern as long as the risk is effectively managed. As a financial institution, Fulton must determine whether the risks it assumes are warranted and are within the boundaries expressed by its Risk Appetite Statement. Generally, a risk is warranted when it is identified, understood, measured, monitored, and controlled as part of a deliberate risk/reward strategy.

The major categories of risk incorporated into Fulton’s risk management framework are as follows:

Credit Risk: The risk that arises from the potential that a borrower or counterparty will fail to perform on an obligation. Credit risk considers the connection between the extension of credit and earnings volatility resulting from a large single or significant ongoing losses. Credit risk reflects the quantity of existing and potential credit exposure associated with the loan and investment portfolios, concentrations within those portfolios, other real estate owned, and other assets, as well as off-balance sheet transactions. The ability of management to identify, measure, monitor, and control credit risk is also reflected here. The evaluation of credit risk considers the adequacy of the allowance for loan and lease losses and weighs the exposure to counterparty, issuer or borrower default under actual or implied contractual agreements.

Market Risk: The risk to Fulton resulting from adverse movements in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Market risk considers the aggregate amount of market exposure acceptable in pursuit of stakeholder objectives. Market risk primarily encompasses structural interest rate risk within the balance sheet. The sensitivity to market risk reflects the degree to which changes in interest rates, foreign exchange rates, commodity prices, or equity prices can adversely affect a financial institution's earnings or economic capital.

Liquidity Risk: The potential that Fulton will be unable to meet its obligations as they come due because of an inability to obtain adequate funding at a reasonable price within a reasonable period of time. Liquidity risk also includes a failure to recognize or address changes in market conditions that affect the ability to liquidate assets quickly, or easily unwind or offset specific exposures, with minimal loss in value.

Operational Risk: The potential that inadequate information systems, operational issues, breaches in internal controls, fraud or unforeseen catastrophes will result in unexpected losses. Operational risk considers the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Operational risk relates to the potential disruption in service or product delivery. Operational risk also considers the potential impact of model risk.

Legal Risk: The potential that unenforceable contracts, lawsuits, or adverse judgments can disrupt or otherwise negatively affect the operations or conditions of Fulton. It represents the likelihood that Fulton will experience loss through litigation.

Compliance and Regulatory Risk: The potential that Fulton violated or was not in compliance with applicable laws, regulations or prescribed practices, industry standards or ethical standards. Compliance and Regulatory risk may jeopardize the institution due to fines, civil money penalties, sanctions, payment of damages, reputational damage resulting from regulatory violations, and limitations on ongoing business activities or strategic initiatives due to regulatory sanctions.

Reputation Risk: The risk of potential loss of goodwill among shareholders, customers and other constituencies that results in the loss of economic value of Fulton. Any one of the risks defined herein may contribute to reputational risk and damage.

Strategic Risk: The prospective impact on earnings and capital arising from adverse business decisions, improper implementation of decisions, or lack of responsiveness to industry changes. This risk is a function of the compatibility of strategic goals, the business strategies developed to achieve those goals, the resources deployed against those goals and the quality of implementation. Strategic risk considers the need to ensure that the strategic goals and objectives are clearly defined and executed, and that these goals and objectives align with the Risk Appetite of Fulton.

DESCRIPTION OF METHODOLOGIES USED IN THE STRESS TEST
Overseen by Fulton’s board and executive level risk committees, Fulton’s stress testing methodology employs both quantitative and qualitative estimation techniques. Where applicable and practical, quantitatively derived econometric models are used to estimate pre-provision net revenue (“PPNR”) and credit losses. In determining when to use quantitative models, the balance sheet and income statement is reviewed in terms of the primary risk categories referenced above. In general, line items determined to be material in nature are initially estimated using quantitative models. In many cases, however, qualitative overlays are utilized when statistical correlations to the Stress Test Assumptions are weak, or in cases where sufficient amounts of historical data are not available to draw reliable conclusions.

Balance Sheet
Balance sheet growth, driven mainly by loans and deposits, was initially forecast based on a quantitative approach using an analysis of relationships between historical balance changes and the historical performance of the Stress Test Assumptions.

The forecasting process began with the application of a statistical framework. Regression analysis was performed using historical quarter-end balances from March 2001 to September 2014 as the dependent variable and the Stress Test Assumptions as the independent variables. Single-factor analysis was first performed to provide critical information about the usability of particular variables as the dependent variables in the multi-factor analysis stage. The results from single-factor analysis were referenced during the multi-factor analysis phase to narrow down the list of variable combinations.

Upon completion of the single-factor analysis, linear regression was utilized to estimate balance growth based on the Stress Test Assumptions. All combinations of macroeconomic factors were tested to find the top combination of variables that were most predictive of the product balance history of each corresponding portfolio. Factors in selecting the appropriate combination of variables included consistency of directionality, probability distribution, interpretive validity, and weighting of variables.

Although the regression part of the analysis is statistically driven, there is still some expert judgment needed to determine whether the regression results suggest that a particular variable is suitable. Judgment is also needed to determine the qualitative overlays applied to the quantitative results that are necessary to produce the most appropriate estimates. An important aspect of the forecasting process is the evaluation and challenge of conventional assumptions and processes to ensure that the forecast considers the context of past experience and that the results are reasonable.

Credit Losses
Fulton used models to generate net charge-off or non-accrual migration predictors for each loan type. Fulton’s credit loss models used both correlated historical loan risk migration data and historical and peer bank data, supplemented by judgment on applicable economic variables for each loan type.

The Stress Test Assumptions were supplemented by custom, regional-level macroeconomic factors that are specific to Fulton’s lending footprint. Combined, these assumptions were used as the basis to predict the losses based on Fulton’s historical net charge-off data.

The modeling process consisted of two steps, single-factor and multi-factor analysis. In the single-factor statistical analysis step, all combinations of the macroeconomic factors and the net charge-off series were tested to determine whether the dependent variables were fit for multi-factor modeling. The net charge-off series passed this test. In the multi-factor statistical analysis step, an exhaustive list of all potential model predictors was generated and the models were optimized for predictive power, intuitive directionality, temporal stability, and model validity.

Analysis was also conducted to test the sensitivity of the models to individual macroeconomic factors and benchmark the models’ projections to results from banks that have publicized their stress testing results. Each of the final models and model variations passed all internal verification tests without major issues.

With the models constructed and verified, the final step was to apply the models to Fulton’s own historical data through a volatility scaling process. This process applied the trend of the model-predicted values and the volatility of Fulton’s historical data to generate realistic loss rates.

Interest Rates and Net Interest Income
Spreads of interest rates compared to indices (i.e. Treasury, London Interbank Offering Rate, etc.) were produced for various maturity categories based on a regression analysis of historical data, to produce interest rate tables used in balance sheet and net interest income modeling. The process provided the relationship between different points on the curves of relevant indices for use in the pricing of financial instruments on Fulton’s balance sheet. From this data, a term structure curve for each corresponding rate type was determined, using interpolation to provide rates for the maturities not otherwise provided in the Stress Test Assumptions.

Non-Interest Income and Expense
These components of PPNR were forecast using a qualitative methodology. Quantitative forecasts were not used as non-interest income and expense are strongly impacted by management decisions that would be made to manage through the economic environment of the Severely Adverse scenario.

Regulatory Capital and Assets
Regulatory capital was forecast using September 30, 2014 actual amounts and increasing or decreasing for forecasted activity over the nine-quarter horizon. The most significant drivers of changes in regulatory capital levels include: net income or loss, shareholder dividends, disallowed DTA’s and the phase-out of regulatory capital treatment for certain capital instruments. Except for the first quarter of the forecast horizon, no capital actions are assumed.

RWA were forecast using September 30, 2014 actual amounts and increasing or decreasing for forecasted changes in the balance sheet, with the appropriate regulatory risk-weighting applied to such changes. Leverage assets were forecast based on the balance sheet forecast.

Regulatory capital and assets were adjusted as necessary for the transition to the Basel III capital standards in the first quarter of 2015.

ABOUT FULTON FINANCIAL CORPORATION
Fulton is a multi-bank financial holding company headquartered in Lancaster, PA, with approximately $17.4 billion in total assets as of March 31, 2015. Fulton is located primarily in suburban or semi-rural geographical markets throughout a five-state region (Pennsylvania, Delaware, Maryland, New Jersey and Virginia). Fulton is located in areas that are home to a wide range of manufacturing, distribution, health care and other service companies. It is not dependent upon one or a few customers or any one industry. Fulton offers a full range of consumer and commercial banking products and services in its local market area. Commercial banking services are provided to small and medium sized businesses (generally with sales of less than $150 million) in Fulton’s market areas. Investment management, trust, brokerage, insurance and investment advisory services are offered to consumer and commercial banking customers throughout the Fulton’s markets.